UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party Other than the Registrant ☒

Check the Appropriate Box

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12.

LENSAR, Inc.

(Name of Registrant as Specified In Its Charter)

Alcon Inc.

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Alcon Agrees to Acquire LENSAR, Inc.

•	Acquisition of ALLY Robotic Cataract Laser Systems strengthens Alcon’s cataract equipment and technology portfolio

•	Next generation technology will be expanded globally, improving the efficiency of cataract surgery

GENEVA, Switzerland and ORLANDO, FL March, 24, 2025 – Alcon (SIX/NYSE: ALC), the global leader in eye care dedicated to helping people see brilliantly, and LENSAR, Inc. (NASDAQ: LNSR), a global medical technology company focused on advanced laser solutions for the treatment of cataracts, today announced the companies have entered into a definitive merger agreement through which Alcon intends to acquire LENSAR. The acquisition includes ALLY Robotic Cataract Laser Treatment System™, LENSAR’s proprietary Streamline® software technology and LENSAR legacy laser system, building Alcon’s femtosecond laser-assisted cataract surgery (FLACS) offering.

Under the terms of the agreement, Alcon will purchase all outstanding shares of LENSAR for $14.00 per share in cash (an aggregate implied value of approximately $356 million*), with an additional non-tradeable contingent value right offering up to $2.75 per share in cash, conditioned on achievement of 614,000 cumulative procedures with LENSAR’s products between January 1, 2026, and December 31, 2027. The total potential consideration of $16.75 per share represents a premium of 24% to LENSAR’s 30-day VWAP and a premium of 47% to LENSAR’s 90-day VWAP, assuming the milestone is met. The transaction represents a total consideration of up to approximately $430 million*.

“We are excited for the opportunity to bring LENSAR’s unique next-generation technologies and intellectual property into our innovative, market-leading equipment portfolio,” said David Endicott, Chief Executive Officer of Alcon. “By leveraging our global footprint, we have the opportunity to deliver the benefits of advanced femtosecond laser technology to many more surgeons around the world and continue to improve efficiency in cataract surgery.”

Currently, there are more than 5 million cataract procedures in the U.S., and approximately 32 million globally.1 FLACS is designed to allow surgeons to utilize a computer-guided laser to address and manage the high prevalence of visually significant astigmatism, perform corneal incisions, capsulotomy, including a refractive capsulotomy, and lens fragmentation, removing the need for blade incisions. This can contribute to more precise, reproducible and reliable cataract surgery.

*	Assuming use of the Treasury Stock Method

1/4

“Our focus has been on providing surgeons with breakthrough laser technology in cataract surgery for today and tomorrow,” said Nick Curtis, Chief Executive Officer of LENSAR. “Thanks to the continued passion and commitment of LENSAR associates, customers and our investors, we are excited about the potential Alcon has to advance the industry in next-generation laser technology for refractive cataract surgery, furthering our and their mission to meet the needs of both surgeons and their cataract patients.”

The transaction is anticipated to close in mid-to-late 2025, subject to customary closing conditions, including regulatory approval and approval by LENSAR’s stockholders.

Lazard is serving as financial advisor to Alcon, and Norton Rose Fulbright is serving as legal advisor to Alcon. Wells Fargo is serving as financial advisor to LENSAR and Latham & Watkins LLP is serving as legal advisor to LENSAR.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the potential transaction between Alcon and LENSAR and the expected timing, impacts and benefits thereof, Alcon’s and LENSAR’s business strategies, performance, market adoption and usage. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on Alcon’s and LENSAR’s management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions. The following factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect LENSAR or the expected benefits of the proposed merger or that the approval of LENSAR’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for LENSAR will be made; (iv) risks that the milestone related to the contingent value rights is not achieved; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require LENSAR to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the merger on LENSAR’s ability to retain and hire key personnel, or its operating results and business generally, (viii) there may be liabilities related to the merger that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (ix) the merger may result in the diversion of management’s time and attention to issues relating to the merger; (x) there may be significant transaction costs in connection with the merger; (xi) legal proceedings may be instituted against LENSAR following the announcement of the merger, which may have an unfavorable outcome; and (xii) LENSAR’s stock price may decline significantly if the merger is not consummated. In addition, a

2/4

number of other important factors could cause LENSAR’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors discussed under the heading “Risk Factors” contained in Alcon’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and in LENSAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, each as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in such company’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations section of LENSAR’s website at https://ir.lensar.com and Alcon’s website at investor.alcon.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, neither Alcon nor LENSAR undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing Alcon’s or LENSAR’s views as of any date subsequent to the date of this press release.

About Alcon

Alcon helps people see brilliantly. As the global leader in eye care with a heritage spanning over 75 years, we offer the broadest portfolio of products to enhance sight and improve people’s lives. Our Surgical and Vision Care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases and refractive errors. Our more than 25,000 associates are enhancing the quality of life through innovative products, partnerships with Eye Care Professionals and programs that advance access to quality eye care. Learn more at www.alcon.com.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of astigmatism as an integral aspect of the procedure. LENSAR has developed its ALLY Robotic Cataract Laser System™ as a compact, highly ergonomic system utilizing an extremely fast dual-modality laser and integrating AI into proprietary imaging and software. ALLY is designed to transform premium cataract surgery by utilizing LENSAR’s advanced robotic technologies with the ability to perform the entire procedure in a sterile operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes. Learn more at www.lensar.com.

Additional Information

This press release may be deemed solicitation material in respect of the proposed acquisition of LENSAR. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger. LENSAR expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. Investors of LENSAR are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by LENSAR with the SEC at the SEC’s website at www.sec.gov and at LENSAR’s website at https://ir.lensar.com.

3/4

Participants in the Solicitation

LENSAR and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of LENSAR’s stockholders in connection with the proposed merger will be set forth in LENSAR’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

References

1. 2025 Market Scope Data.

Connect with us on

Alcon Investor Relations

Daniel Cravens, Allen Trang

+ 41 589 112 110 (Geneva)

+ 1 817 615 2789 (Fort Worth)

investor.relations@alcon.com

Alcon Media Relations

Steven Smith

+ 41 589 112 111 (Geneva)

+ 1 817 551 8057 (Fort Worth)

globalmedia.relations@alcon.com

LENSAR Investor Relations

Thomas R. Staab, II, CFO

ir.contact@lensar.com

LENSAR Media Relations

Lee Roth / Cameron Radinovic

Burns McClellan for LENSAR

lroth@burnsmc.com / cradinovic@burnsmc.com

4/4